EXHIBIT NO. 99. Press release of Alcan Inc., dated November 8, 2005.

Press Release

FOR IMMEDIATE RELEASE

ALCAN REPORTS THIRD QUARTER EARNINGS

Solid performance in the face of seasonal slowing and ongoing cost pressures

FINANCIAL HIGHLIGHTS

  Income from continuing operations of $0.19 per common share compared to $0.46 a year earlier and $0.56 in the second quarter;

  Operating earnings for the third quarter of $0.53 per common share compared to $0.73 a year earlier and $0.77 in the second quarter;

  Cash from operating activities in continuing operations of $697 million for the third quarter compared to $713 million a year earlier and $242 million in the second quarter;

  Synergy run rate of $352 million reached at the end of the third quarter versus year-end target of $360 million.

MONTREAL, CANADA - November 8, 2005 - Alcan Inc. (NYSE, TSX: AL) today reported operating earnings from continuing operations of $0.53 per common share in the third quarter compared to $0.73 a year ago and $0.77 in the second quarter of 2005.*

"As expected, our results on a sequential quarter basis reflected the normal seasonal slowing of demand in downstream businesses. Year-over-year, however, total business group profit from our four business groups, excluding OSIs and translation effects, improved," said Travis Engen, President and CEO. "This was a solid performance in the face of continuing stiff headwinds from rising raw material and energy costs and currency movements," he added, "and reflects a sharp focus on managing the things within our control and the steady execution of our operating agenda."

"This was clearly demonstrated with our excellent progress on synergy capture. We have now virtually achieved our targeted synergy run-rate of $360 million - three months sooner than planned - and I am confident that we will better the target over the balance of the year," he said.

*Note: All amounts in this press release are expressed in U.S. dollars unless otherwise stated. 2004 amounts include Alcan's former rolled products business (Novelis), which was spun-off on 6 January 2005. This press release includes a number of measures for which no meaning is prescribed by generally accepted accounting principles (GAAP).  Refer to the section "Definitions" for an explanation of these measures.

	Third Quarter		Nine Months		Second Quarter
($ millions, except where indicated)	2005	2004	2005	2004	2005
Operating earnings - excluding foreign currency
balance sheet translation and Other Specified Items	197	270	706	689	286

Foreign currency balance sheet translation	(115)	(123)	(81)	(51)	4
Other Specified Items (OSIs)	(10)	24	(137)	(48)	(82)

Income from continuing operations	72	171	488	590	208
Income (Loss) from discontinued operations	9	(4)	2	14	(17)
Net income	81	167	490	604	191
Earnings per common share ($ per share)
Operating earnings	0.53	0.73	1.89	1.86	0.77
Income from continuing operations	0.19	0.46	1.30	1.60	0.56
Net income	0.21	0.45	1.31	1.63	0.52
Average number of common shares outstanding (millions)	370.3	368.4	370.2	367.8	370.2

2004 amounts include Novelis but have been retroactively adjusted to reflect the reclassification of certain businesses as discontinued operations.

Operating Earnings

Operating earnings from continuing operations, which exclude foreign currency balance sheet translation effects and Other Specified Items (OSIs), were $197 million or $0.53 per common share in the third quarter, compared to $270 million or $0.73 a year-ago and $286 million or $0.77 in the second quarter of 2005.  Included in operating earnings for the third quarter of 2005 were mark-to-market losses on derivatives of $0.04 per common share as compared to gains of $0.04 a year earlier and gains of $0.06 in the second quarter of 2005.

Operating earnings for the third quarter were $73 million lower than in the comparable year-ago quarter. The deterioration mainly reflected higher costs for energy and raw materials, the impact of the rolled products spin-off, the negative effects of the weaker U.S. dollar and unfavourable derivative mark-to-market impacts, partially offset by the benefits of better pricing and sales mix across most businesses, increased ingot volumes and continued progress on synergy capture.  Compared to the second quarter of 2005, operating earnings were down $89 million. The deterioration mainly reflected lower aluminum prices and market premia, unfavourable derivative mark-to-market impacts and seasonality in downstream businesses, partially offset by the benefits of an improved sales mix upstream, higher ingot volumes and synergy capture.

Income from Continuing Operations

Income from continuing operations was $72 million or $0.19 per common share for the third quarter versus $171 million or $0.46 a year earlier and $208 million or $0.56 in the second quarter of 2005.

Income from continuing operations for the third quarter of 2005 was $99 million lower than in last year's third quarter and $136 million lower than in the second quarter of 2005.  Third-quarter income from continuing operations included a primarily non-cash, after-tax loss of $115 million or $0.31 per common share for the effects of foreign currency balance sheet translation, compared to an after-tax loss of $123 million or $0.33 in the year-ago quarter and an after-tax gain of $4 million or $0.01 in the second quarter of 2005. Also included in income from continuing operations for the third quarter were net after-tax costs for OSIs of $10 million or $0.03 per common share.  The principal OSIs included after-tax restructuring charges of $10 million principally for the closure of the Sogerem fluorspar mining operations in France, after-tax costs of $15 million related to the realization of Pechiney synergy benefits and a net after-tax gain of $15 million for the sale of certain assets.

Net Income

Net income for the third quarter was $81 million or $0.21 per common share compared to $167 million or $0.45 a year earlier and net income of $191 million or $0.52 in the second quarter of 2005.

Net income includes the results of discontinued operations. In the third quarter, the copper trading business and certain non-core Engineered Products operations remained classified as discontinued operations. Collectively, discontinued operations recorded after-tax income of $9 million in the third quarter compared to an after-tax loss of $4 million in the year-ago quarter and an after-tax loss of $17 million in the second quarter of 2005.   The results for the second quarter included a loss on the sale of Pechiney Électrométallurgie.  Following the end of the third quarter, the decision was taken to close the copper trading business during the fourth quarter of 2005.

Synergies

Results for the third quarter included incremental pre-tax synergy benefits of about $62 million over the year-ago quarter and $25 million over the second quarter of 2005. The annualized synergy run-rate at the end of the third quarter of 2005 was $352 million.

Sales and Operating Revenues

	Third Quarter		Nine Months		Second Quarter
($ millions, unless otherwise noted)	2005	2004	2005	2004	2005

Sales & operating revenues	4,887	6,184	15,271	18,412	5,206
Shipments (thousands of tonnes)
Ingot products*	801	471	2,269	1,463	744
Aluminum used in engineered products & packaging	311	364	974	1,124	336
Subtotal	1,112	835	3,243	2,587	1,080
Rolled products	-	740	-	2,120	-
Total aluminum volume	1,112	1,575	3,243	4,707	1,080
Ingot product realizations ($ per tonne)*	1,959	1,880	2,017	1,827	2,034
Average LME 3-month price ($ per tonne)	1,846	1,716	1,843	1,689	1,796
*Includes primary and secondary ingot and scrap aluminum. Realized prices generally lag LME price changes by one month.
2004 amounts include Novelis but have been retroactively adjusted to reflect the reclassification of certain businesses as discontinued operations.

Sales and operating revenues were $4.9 billion in the third quarter, down $1.3 billion from the year-ago quarter mainly reflecting the impact of the spin-off of the rolled products business on 6 January 2005.  Compared to the second quarter of 2005, sales and operating revenues declined by $319 million due to seasonally lower volumes in downstream businesses and lower ingot product realizations.

Total aluminum volume, at 1,112 thousand tonnes (kt), was down 463kt from a year earlier principally due to the spin-off of the rolled products business on 6 January 2005.  The significant year-over-year increase in ingot product shipments principally reflects third-party sales of ingot to Novelis that were previously classified as intercompany sales.  The sequential-quarter increase in ingot shipments mainly reflected successful efforts to reduce inventories.

The bulk of Alcan's ingot product sales are based on the LME 3-month price with a one month lag plus a local market premium and any applicable product premium. In the third quarter, the average LME 3-month price with a one month lag was $1,811 per tonne, compared to $1,700 per tonne a year earlier and $1,868 per tonne in the second quarter of 2005.

The average realized price on sales of ingot products during the third quarter was $1,959 per tonne, up $79 per tonne from the year-ago quarter but down $75 per tonne from the second quarter of 2005.  The year-over-year increase reflected the impact of higher LME prices partly offset by lower local market premia, while the sequential-quarter decline reflected the impact of lower prices and premia.

Cash Flow and Debt

Cash from operating activities in continuing operations was $697 million in the third quarter of 2005 compared to $713 million a year earlier and $242 million in the second quarter of 2005. Year-ago cash flow included contributions from Alcan's former rolled products business. Compared to the second quarter of 2005, the increase in cash from operating activities in continuing operations was due to lower working capital which reflected seasonal business patterns together with successful efforts to reduce inventory levels. After dividends of $59 million and capital expenditures of $447 million, free cash flow from continuing operations was $191 million for the third quarter of 2005.  In the year-ago quarter, after dividends of $58 million and capital expenditures of $272 million, free cash flow from continuing operations was $383 million. The year-over-year increase in capital spending was mainly due to the expansion of the Gove alumina refinery in Australia.

Debt as a percentage of invested capital as at 30 September 2005 was 39 per cent, down from 40 per cent at the end of the second quarter and 45 per cent at the end of the prior-year quarter.

REVIEW OF BUSINESS GROUP PROFIT AND CORPORATE ITEMS

	Third Quarter		Nine Months		Second Quarter
($ millions)	2005	2004	2005	2004	2005
Business Group Profit (BGP)
Bauxite and Alumina	98	124	306	338	111
Primary Metal	364	353	1,220	1,167	425
Engineered Products	106	81	322	291	101
Packaging	157	163	488	499	177
Subtotal	725	721	2,336	2,295	814
Equity accounted joint venture eliminations	(61)	(54)	(212)	(159)	(77)
Change in fair market value of derivatives	(19)	10	11	(2)	33
Novelis entities	-	163	-	505	-
	645	840	2,135	2,639	770
Corporate Items
Intersegment, corporate offices and other	(131)	(154)	(377)	(546)	(161)
Depreciation & amortization	(266)	(322)	(806)	(982)	(268)
Interest	(92)	(73)	(267)	(253)	(90)
Income taxes	(101)	(134)	(269)	(300)	(70)
Equity income	16	13	73	46	28
Minority interests	1	1	(1)	(14)	(1)
Income from continuing operations	72	171	488	590	208
2004 amounts have been retroactively adjusted to reflect the reclassification of certain businesses as discontinued operations and the impact of the Novelis spin-off completed on 6 January 2005.

Business Group Profit (BGP)

Bauxite and Alumina: BGP was $98 million in the third quarter, which included $13 million of OSIs related to the closure of the Sogerem operations in France. Excluding these OSIs, BGP was $111 million, unchanged from the second quarter but $13 million lower than in the year-ago third quarter.  Year-over-year, the group's results benefited from higher LME-linked contract prices for alumina, but these were more than offset by the negative effects of higher input costs, most notably for energy, maritime freight and caustic soda, the stronger Australian and Canadian dollars and reduced production following the sale of Aluminium de Grèce in March 2005.  On a sequential quarter basis, the benefits of increased spot sales of alumina were offset by higher input costs and unfavourable balance sheet translation effects. For the fourth quarter, results are expected to be lower than the third-quarter level of $111 million excluding OSIs, mainly due to higher raw material and energy costs.

Primary Metal: BGP for the third quarter was $364 million, an increase of $11 million from the year-ago quarter.  Benefits from increased shipments, higher LME prices and an improved sales mix were largely offset by the impact of a weaker U.S. dollar, lower North American market premia and higher input costs, most notably energy and raw materials prices. On a sequential quarter basis, BGP declined by $61 million as the benefits of higher shipments, an improved sales mix and lower operating costs were more than offset by reduced LME prices and market premia, on a one-month lag basis, and unfavourable balance sheet translation effects. Increased shipments in the third quarter were largely the result of successful efforts to reduce inventories from their levels at the end of the second quarter. For the fourth quarter, the expected benefit of higher average ingot price realizations will be partially offset by lower shipments and normal seasonal increases in operating costs, particularly for maintenance.

Engineered Products: BGP was $106 million in the third quarter, which included OSIs of $8 million largely for costs incurred in connection with the renewal of the Ravenswood labour contract. Excluding these OSIs, BGP was $114 million, which represented an increase of $33 million or 41 per cent from the year-ago third quarter.  The year-over-year increase reflected strong demand from aerospace and other key markets, improved pricing in the cable segment and synergy benefits from the Pechiney acquisition, which more than compensated for higher energy and raw material costs.  Excluding OSIs, BGP on a sequential quarter basis declined $17 million or 13 per cent due to normal seasonality in Europe.  BGP in the second quarter included OSIs of $30 million for the costs of restructuring operations in Switzerland.  Results for the fourth quarter are expected to be modestly below the third quarter level of $114 million, excluding OSIs,  reflecting some softening in market conditions and seasonal maintenance spending.

Packaging: BGP was $157 million in the third quarter, down $6 million from the year-ago quarter. The group's BGP margin held steady at 11 per cent, reflecting successful efforts in dealing with rising costs for key raw materials, most notably resins.  It is estimated that as of the end of the quarter the group has on average been able to fully pass through the sharp increase in resin costs that started in 2004.  Year-over-year, the impact of weak business conditions in Europe together with major raw material price increases across all businesses have been almost fully offset by volume growth in other geographic areas, aggressive price increases to recover higher raw material costs, excellent progress on synergy benefit capture and favorable currency movements. On a sequential quarter basis, BGP was down $20 million or 11 per cent due to normal seasonality, the impact of business disposals and unfavorable currency movements, which more than offset ongoing operational cost progress and benefits from synergy and restructuring activities.  Results for the fourth quarter are expected to be lower than third quarter levels due to a further sharp increase in resin and energy costs following Hurricane Katrina, as well as normal seasonal volume patterns.

Corporate Items

The Intersegment, corporate offices and other expense category includes corporate head office costs as well as other non-operating items and the elimination of profits on intersegment sales of aluminum. In the third quarter of 2005, the other expense category included OSIs of $6 million pre-tax.  Included in OSIs were pre-tax costs of $23 million related to the realization of Pechiney synergy benefits, partially offset by a net pre-tax gain of $16 million for the sale of certain assets.

Depreciation and amortization expenses, at $266 million, were $56 million lower than in the year-ago quarter primarily reflecting the impact of the rolled products business spin-off.

Interest expense was $92 million in the third quarter compared to $73 million in the prior-year quarter.  Last year's third quarter included purchase accounting adjustments that reduced interest expense by $13 million.  Adjusting for this, the year-over-year increase in interest expense mainly reflects higher interest rates.

Investments in entities over which Alcan has significant influence but not control are accounted for using the equity method.  Equity income was $16 million in the third quarter, $3 million higher than in year-ago quarter but $12 million lower than in the second quarter of 2005.  The sequential quarter decline mainly reflects the absence of mark-to-market gains on power-related derivatives at the Company's 50 per cent-owned SORAL joint venture in Norway.

The Company's effective tax rate on income from continuing operations was 65 per cent in the third quarter and 39 per cent year to date.  The higher effective tax rate in the third quarter resulted from balance sheet translation losses due to the strengthening of the Canadian dollar.  In the second quarter, the effective tax rate was 28 per cent, which reflected the impact of balance sheet translation gains.   Income tax expense for the third quarter of 2005 included benefits of $27 million mainly for the finalization of tax provisions related to prior periods, of which $4 million is included in OSIs.

OUTLOOK

For 2005, world primary aluminum consumption is forecast to increase by approximately 5.4 per cent, while production from new capacity and restarts is expected to increase world supply by about 7.1 per cent. Alcan continues to forecast a market deficit of about 200kt for 2005.

The following table provides Alcan estimates of the annualized after-tax impact of currency and LME price movements on net income from continuing operations.  Earnings sensitivities are unchanged from those previously published in the Company's most recent Annual Report on Form 10-K.

	Increase in rate / price	In millions of $	$ / common share

Economic impact of changes in period-average exchange rates
European currencies	$0.10	(56)	(0.15)
Canadian dollar	$0.10	(110)	(0.30)
Australian dollar	$0.10	(40)	(0.11)

Balance sheet translation impact of changes in period-end exchange rates
Canadian dollar	$0.10	(170)	(0.46)
Australian dollar	$0.10	(20)	(0.05)

Economic impact of changes in period-average LME prices*
Aluminum	$100/t	170	0.46

* Realized prices generally lag LME price changes by one month. Changes in local and regional premia may also impact aluminum price realizations.  Sensitivities are updated as required to reflect changes in the Company's commercial arrangements and portfolio of operations.  Not included are sensitivities to energy and raw-material prices, which may have significant impacts.

Cautionary Statement

Statements made in this quarterly report which describe the company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "estimates," "anticipates" or the negative thereof or other variations thereon.  All statements that address the company's expectations or projections about the future including statements about the company's growth, cost reduction goals, expenditures and financial results are forward-looking statements. The company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized.  Important factors which could cause such differences include: global supply and demand conditions for aluminum and other products; aluminum ingot prices and changes in raw materials' costs and availability; changes in the relative value of various currencies; cyclical demand and pricing within the principal markets for the company's products; changes in government regulations, particularly those affecting environmental, health or safety compliance; fluctuations in the supply of and for power in the areas in which the company maintains product facilities; the consequences of transferring most of the aluminum rolled products businesses operated by the company to Novelis Inc.; potential discovery of unanticipated commitments or other liabilities associated with the acquisition and integration of Pechiney; major changes in technology that affect the company's competitiveness; the risk of significant losses from trading operations, including losses due to market and credit risks associated with derivatives; changes in prevailing interest rates and equity market returns related to pension plan investments; potential catastrophic damage, increased insurance and security costs and general uncertainties associated with the increased threat of terrorism or war; the effect of international trade disputes on the company ability to import materials, export its products and compete internationally; economic developments; relationships with and financial and operating conditions of customers and suppliers; the effects of integrating acquired businesses and the ability to attain expected benefits; other factors within the countries in which the company operates or sells its products and; other factors relating to the company's ongoing operations including, but not limited to, litigation, labour negotiations and fiscal regimes.

Alcan undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

DEFINITIONS

"$" all amounts are in U.S. dollars.

"Business Group Profit" (BGP) comprises earnings before interest, income taxes, minority interests, depreciation and amortization and excludes certain items, such as corporate costs, pension actuarial gains and losses and other adjustments, as well as certain OSIs (definition below) including restructuring costs (relating to major corporate-wide acquisitions or initiatives), impairment and other special charges that are not under the control of the business groups or are not considered in the measurement of their profitability.  These items are generally managed by the Company's corporate head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters.  Financial information for individual business groups includes the results of certain joint ventures and other investments accounted for using the equity method on a proportionately consolidated basis, which is consistent with the way the business groups are managed.  However, the BGP of these joint ventures and equity-accounted investments is removed from total BGP for the Company and the net after-tax results are reported as equity income.  The change in the fair market value of derivatives has been removed from individual business group results and is shown on a separate line within total BGP.  This presentation provides a more accurate portrayal of underlying business group results and is in line with the Company's portfolio approach to risk management.

"Debt as a percentage of invested capital" does not have a uniform definition. Because other issuers may calculate debt as a percentage of invested capital differently, Alcan's calculation may not be comparable to other companies' calculations. The figure is calculated by dividing borrowings by total invested capital. Total invested capital is equal to the sum of borrowings and equity, including minority interests. The Company believes that debt as a percentage of invested capital can be a useful measure of its financial leverage as it indicates the extent to which it is financed by debt holders. The measure is widely used by the investment community and credit rating agencies to assess the relative amounts of capital put at risk by debt holders and equity investors.

"Derivatives" including forward contracts, swaps and options are financial instruments used by the Company to manage the specific risks arising from fluctuations in exchange rates, interest rates, aluminum prices and other commodity prices.  Mark-to-market gains and losses on derivatives will be offset over time by gains and losses on the underlying exposures.

"Foreign currency balance sheet translation" effects largely arise from translating monetary items (principally deferred income taxes and long-term liabilities) denominated in Canadian and Australian dollars into U.S. dollars for reporting purposes.  Although these effects are primarily non-cash in nature, they can have a significant impact on the Company's net income.

"Free cash flow from continuing operations" consists of cash from operating activities in continuing operations less capital expenditures and dividends. Management believes that free cash flow, for which there is no comparable GAAP measure, is relevant to investors as it provides an indication of the cash generated internally that is available for investment opportunities and debt service.

"GAAP" refers to Generally Accepted Accounting Principles.

"LME" refers to the London Metal Exchange.

"Operating earnings from continuing operations" is presented in addition to income from continuing operations and reported net income.  Operating earnings from continuing operations are not calculated in accordance with U.S. GAAP and there is no standard definition of this term. Accordingly, it is unlikely that comparisons can be made among different companies that make operating earnings information available.  The determination of whether an item is treated as an Other Specified Item involves the exercise of judgement by Alcan management. The Company believes that operating earnings from continuing operations is a useful measure because it excludes items that are not typical of ongoing operating activities, such as Other Specified Items, as well as items that are outside management's control, such as the impact of foreign currency balance sheet translation. Management has concluded that operating earnings is a relevant measure for shareholders and other investors as it removes the inherent volatility of such items, whether favourable or unfavourable, and provides a clearer picture of underlying business performance. Moreover, the measure is in line with the Company's internal performance measurement and management systems. Operating earnings information has historically been presented in response to requests from investors and financial analysts, who have indicated that they find the information highly relevant and essential to their understanding of the Company.

"Other Specified Items" (OSIs) include, for example: restructuring and synergy charges; asset impairment charges; gains and losses on non-routine sales of assets, businesses or investments; unusual gains and losses from legal claims and environmental matters; gains and losses on the redemption of debt; income tax reassessments related to prior years and the effects of changes in income tax rates; and other items that, in Alcan's view, do not typify normal operating activities.  The following table presents details of OSIs for current and comparative quarters.

	Third Quarter		Second Quarter

2005

		2004	2005

Other Specified Items (after-tax)
Synergy costs	(15)	3	(33)
Restructuring charges	(10)	(17)	(19)
Asset impairments	(1)	-	(16)
Gains (losses) from non-routine sales of assets, businesses and
investments	15	5	(8)
Tax adjustments	4	46	-
Novelis costs	-	-	5
Purchase-accounting adjustments	-	(11)	-
Other	(3)	(2)	(11)
Other Specified Items	(10)	24	(82)

2004 amounts include Novelis but have been retroactively adjusted to reflect the reclassification of certain businesses as discontinued operations.

"Synergy run-rate" is the annualized rate of savings resulting from actions taken to date under the Pechiney synergy program.

All tonnages are stated in metric tonnes, equivalent to 2,204.6 pounds.

All figures are unaudited.

QUARTERLY RESULTS WEBCAST

Alcan's quarterly results conference call with investors and analysts will take place on Tuesday,    November 8, 2005 at 10:00 a.m. EST and will be webcast via the Internet at www.alcan.com.

Supporting documentation (press release, financial statements and investor presentation) is available at www.alcan.com, using the Investors link. Miscellaneous and previous years' filings may be accessed using the following links to the www.sec.gov (U.S.) and www.sedar.com (Canada) websites.

ALCAN INC.

Alcan is a multinational, market-driven company and a global leader in aluminum and packaging. With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, aerospace applications, bauxite mining and alumina processing, today's Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service. Alcan employs approximately 70,000 people and has operating facilities in 55 countries and regions.

MEDIA CONTACT: Anik Michaud                                        INVESTOR CONTACT: Corey Copeland

Tel.: (514) 848-8151                                                            Tel.  (514) 848-8368

Conference call numbers:                                                 Conference call numbers:

North America (800) 470-5906                                             North America (800) 404-8949

Local & overseas (416) 641-6451                                        Local & overseas (416) 620-2013

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF INCOME (unaudited)

	Third Quarter		Nine Months
Periods ended September 30	2005	2004	2005	2004
(in millions of US$, except per share amounts)
Sales and operating revenues	4,887	6,184	15,271	18,412

Costs and expenses
Cost of sales and operating expenses, excluding depreciation
and amortization noted below	3,921	4,997	12,141	14,887
Depreciation and amortization	266	322	806	982
Selling, administrative and general expenses	331	398	1,056	1,159
Research and development expenses	66	54	164	173
Interest	92	73	267	253
Other expenses (income) - net	55	49	152	100
	4,731	5,893	14,586	17,554
Income from continuing operations before income taxes and
other items	156	291	685	858
Income taxes	101	134	269	300
Income from continuing operations before other items	55	157	416	558
Equity income	16	13	73	46
Minority interests	1	1	(1)	(14)
Income from continuing operations	72	171	488	590
Income (Loss) from discontinued operations	9	(4)	2	14
Net income	81	167	490	604
Dividends on preference shares	2	1	5	4
Net income attributable to common shareholders	79	166	485	600
Earnings (Loss) per share
Basic:
Income from continuing operations	0.19	0.46	1.30	1.60
Income (Loss) from discontinued operations	0.02	(0.01)	0.01	0.03
Net income per common share - basic	0.21	0.45	1.31	1.63
Diluted:
Income from continuing operations	0.19	0.46	1.30	1.59
Income (Loss) from discontinued operations	0.02	(0.01)	0.01	0.03
Net income per common share - diluted	0.21	0.45	1.31	1.62
Dividends per common share	0.15	0.15	0.60	0.60

*Note: All amounts in this press release are expressed in U.S. dollars unless otherwise stated. 2004 amounts include Alcan's former rolled products business (Novelis), which was spun-off on 6 January 2005.

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (unaudited)

	September 30, 2005	December 31, 2004
(in millions of US$)

ASSETS

Current assets
Cash and time deposits	236	184
Trade receivables (net of allowances of $70 in 2005 and $99 in 2004)	2,490	3,247
Other receivables	925	936
Deferred income taxes	125	214
Inventories	2,805	4,040
Current assets held for sale	176	791
Total current assets	6,757	9,412

Deferred charges and other assets	2,334	2,877
Deferred income taxes	964	870
Property, plant and equipment
Cost (excluding Construction work in progress)	16,706	21,595
Construction work in progress	1,439	1,177
Accumulated depreciation	(7,097)	(9,478)
	11,048	13,294
Intangible assets (net of accumulated amortization of $194 in 2005
and $172 in 2004)	884	1,230
Goodwill	4,958	5,496
Long-term assets held for sale	28	162
Total assets	26,973	33,341

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (cont'd) (unaudited)

	September 30, 2005	December 31, 2004
(in millions of US$)

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Payables and accrued liabilities	4,386	5,843
Short-term borrowings	284	2,486
Debt maturing within one year	841	569
Deferred income taxes	28	23
Current liabilities of operations held for sale	75	335
Total current liabilities	5,614	9,256

Debt not maturing within one year	5,503	6,345
Deferred credits and other liabilities	4,307	4,986
Deferred income taxes	1,349	1,543
Long-term liabilities of operations held for sale	4	249
Minority interests	73	236

Shareholders' equity
Redeemable non-retractable preference shares	160	160
Common shareholders' equity
Common shares	6,110	6,670
Additional paid-in capital	695	112
Retained earnings	3,340	3,362
Common shares held by a subsidiary	(31)	(35)
Accumulated other comprehensive income (loss)	(151)	457
	9,963	10,566
	10,123	10,726
Total liabilities and shareholders' equity	26,973	33,341

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

	Third Quarter		Nine Months
Periods ended September 30	2005	2004	2005	2004
(in millions of US$)

OPERATING ACTIVITIES

Net income	81	167	490	604
Loss (Income) from discontinued operations	(9)	4	(2)	(14)
Income from continuing operations	72	171	488	590
Adjustments to determine cash from operating activities:
Depreciation and amortization	266	322	806	982
Deferred income taxes	86	(17)	128	(3)
Equity income, net of dividends	(5)	(11)	(29)	(28)
Asset impairment provisions	5	10	40	20
Loss (Gain) on sale of businesses and investments - net	(5)	(2)	11	(44)
Stock option compensation	4	3	14	7
Change in operating working capital
Change in receivables	125	9	(228)	(509)
Change in inventories	26	(1)	(88)	43
Change in payables and accrued liabilities	104	60	(168)	259
Change in deferred charges, other assets,
deferred credits and other liabilities - net	53	131	(19)	28
Other - net	(34)	38	(119)	68
Cash from operating activities in continuing operations	697	713	836	1,413

Cash from operating activities in discontinued
operations	4	31	54	82

Cash from operating activities	701	744	890	1,495

FINANCING ACTIVITIES

Proceeds from issuance of new debt - net of issuance costs	21	743	1,187	1,461
Debt repayments	(210)	(1,017)	(1,406)	(1,471)
Short-term borrowings - net	(52)	(42)	(2,045)	(417)
Common shares issued	6	19	16	52
Dividends - Alcan shareholders (including preference)	(58)	(57)	(173)	(170)
- Minority interests	(1)	(1)	(2)	(5)
Cash used for financing activities in continuing operations	(294)	(355)	(2,423)	(550)

Cash used for financing activities in discontinued
Operations	(59)	(4)	(55)	(35)

Cash used for financing activities	(353)	(359)	(2,478)	(585)

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (cont'd) (unaudited)

	Third Quarter		Nine Months
Periods ended September 30	2005	2004	2005	2004
(in millions of US$)

INVESTMENT ACTIVITIES

Purchase of property, plant and equipment	(447)	(272)	(1,192)	(789)
Business acquisitions and purchase of investments	(31)	(37)	(73)	(460)
Net proceeds from disposal of businesses, investments and
other assets	141	5	176	25
Settlement of amounts due from Novelis - net	-	-	2,535	-
Cash from (used for) investment activities in continuing operations	(337)	(304)	1,446	(1,224)

Cash from (used for) investment activities in discontinued
operations	(1)	(9)	63	(13)

Cash from (used for) investment activities	(338)	(313)	1,509	(1,237)

Effect of exchange rate changes on cash and time deposits	4	24	(25)	(4)
Increase (Decrease) in cash and time deposits	14	96	(104)	(331)

Cash and time deposits - beginning of period	222	351	340	778
Cash and time deposits - end of period in continuing operations	236	318	236	318
Cash and time deposits - end of period in current assets held
for sale	-	129	-	129
Cash and time deposits - end of period	236	447	236	447

ALCAN INC.

(in millions of US$, except where indicated)

1.         BASIS OF PRESENTATION

The unaudited interim consolidated financial statements are based upon accounting policies and methods of their application consistent with those used and described in the Company's annual financial statements as contained in the most recent annual report.  The interim financial statements do not include all of the financial statement disclosures included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and therefore should be read in conjunction with the Company's most recent annual report.

In the opinion of management of the Company, the unaudited interim consolidated financial statements reflect all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position and the results of operations and cash flows in accordance with U.S. GAAP, applied on a consistent basis.  The results reported in these interim consolidated financial statements are not necessarily indicative of the results that may be expected for the entire year.

Spin-off of Rolled Products Businesses

On January 6, 2005, Alcan completed the spin-off of Novelis Inc. (Novelis), as described in note 4 - Spin-off of Rolled Products Businesses.  Prior to the spin-off, these businesses were owned by Alcan.  Alcan's consolidated financial statements as at December 31, 2004 and for the third quarter and nine months ended September 30, 2004 include the operations transferred to Novelis.   Alcan's consolidated financial statements as at and for the third quarter and nine months ended September 30, 2005 exclude the operations transferred to Novelis.   Management concluded that all income earned and cash flows generated by Novelis entities from January 1 to 5, 2005, were insignificant.  In addition, the transactions between Alcan and Novelis during this period were also immaterial, with the exception of a net gain on derivative contracts, which has been recorded in retained earnings.

2.         SALES OF BUSINESSES AND RESTRUCTURING ACTIVITIES

On September 14, 2005, the Company announced that its subsidiary, Société Générale de Recherches et d'Exploitations Minières (Sogerem), has begun an information and consultation process with its employee representatives and local partners due to the exhaustion of mining resources in the Tarn Region of France. The discussions will focus on identifying solutions for all those that would be affected by the potential conclusion of its fluorspar mining operations during the first half of 2006.  In the third quarter of 2005, the Company recorded pre-tax charges of $14 related to this activity.

On September 6, 2005, Alcan announced the sale of Alcan Packaging Sutton Ltd. in the U.K. and the Italian Laffon plant for net proceeds of $51 and $(1), respectively.  Alcan Packaging Sutton Ltd. was sold to the Impress Group, an international provider of metal packaging for food, seafood, paints and coatings, and aerosols.  The Laffon plant, located in Venegono, Italy, manufactures mass-market stock compacts and was sold to its General Manager, Luca Rossi.

On September 1, 2005, the Company completed the sale of Alcan Print Finishers Ltd., the U.K. decorative print finishing company, to Celloglas Holdings Limited for net proceeds of $30.

On August 5, 2005, the Company completed the sale of Pet Plas Packaging Ltd. food plastic bottles company to Esterform Packaging Limited, based in the U.K., for net proceeds of $19.

Following a detailed assessment subsequent to the Pechiney acquisition, the Company began restructuring efforts at certain European sites in the fourth quarter of 2004.  As a result of this restructuring, the Company committed to a plan to sell two high purity businesses, Mercus and Froges, in France.  These businesses were classified in discontinued operations and assets held for sale during the fourth quarter of 2004.  In the second quarter of 2005, the Company announced a change in its strategy of selling the businesses due to changes in market and economic conditions.

2.         SALES OF BUSINESSES AND RESTRUCTURING ACTIVITIES (cont'd)

The Company envisions suspending one of two activities at the Mercus high purity metal processing mill and closing the Froges rolling mill.  As a result of the change in strategy, these two businesses have been reclassified to assets held and used and are included in continuing operations.  See note 6 - Subsequent Events.

On June 14, 2005, the Company announced the restructuring of its Engineered Products facilities in Singen, Germany, and Sierre, Switzerland, in order to improve efficiency and ensure their long-term viability.  Alcan will integrate its extrusion activities at the Singen and Sierre sites, and restructure the automotive structures and composites into its operations at Singen.  In the second quarter of 2005, the Company recorded pre-tax charges of $27 related to this activity.

On April 20, 2005, the Company completed the sale of its service centres in France (Almet France) for net proceeds of $4 to Amari Metal France Ltd., which specializes in distributing aluminum, stainless steel and cuprous metal products.  The assets of Almet France were previously classified as held for sale and included in discontinued operations.

On April 1, 2005, the Company completed the sale of its aluminum tubes business for net proceeds of $10 to its then current management team and 21 Centrale Partners, an investment fund specialized in high potential mid-size industrial companies.  The sale consists of three plants located in Saumur (France), Kolin (Czech Republic) and Cividate al Piano (Italy).

On December 30, 2004, the Company announced that it had reached agreement on the principal terms of a sale of Pechiney Électrométallurgie (PEM) to Ferroatlántica, S.L., of Spain.  The Company classified this business in discontinued operations and assets held for sale during the fourth quarter of 2004.  The Company's decision to sell this business was based on an extensive evaluation of the Company's operations subsequent to the Pechiney acquisition and is consistent with the Company's strategy of divesting non-core activities. On June 1, 2005, the Company completed the sale of PEM for net proceeds of $150.

On December 29, 2004, the Company announced that, following an extensive evaluation of the Company's operations subsequent to the Pechiney acquisition, it had entered into a binding agreement for the sale of its controlling interest in Aluminium de Grèce S.A. (AdG), as well as the transfer of certain related contracts, to Mytilineos Holdings S.A. of Greece.  The Company classified this business in discontinued operations and assets held for sale during the fourth quarter of 2004. The Company owned approximately 13 million shares in AdG, representing a 60.2% equity interest.  The transaction was completed on March 15, 2005 at a value of $104.  Under the terms of this agreement, Mytilineos Holdings and certain affiliated companies acquired from the Company a 53% equity position in AdG.  The balance of the Company's interest in AdG, some 7.2%, may be sold by the Company to Mytilineos Holdings one year after closing pursuant to a three-month put option at a price equivalent to the selling price of the shares.  Subsequently, Mytilineos Holdings will have a call option for six months to purchase any remaining interest, at a price equivalent to the selling price of the shares.

3.         CAPITALIZATION OF INTEREST COSTS

Total interest costs in continuing operations in the third quarter and nine months of 2005 were $100 and $285, respectively (2004: $76 and $260) of which $8 and $18 (2004: $3 and $7) were capitalized.

4.         SPIN-OFF OF ROLLED PRODUCTS BUSINESSES

On January 6, 2005, Alcan completed the spin-off of Novelis to its shareholders. Alcan shareholders received one Novelis common share for every five Alcan common shares held.  Novelis consists of substantially all of the aluminum rolled products businesses held by Alcan prior to its 2003 acquisition of Pechiney, together with some of Alcan's alumina and primary metal-related businesses in Brazil, which are fully integrated with the rolled products operations there, as well as four former Pechiney rolling facilities in Europe.

The agreements giving effect to the spin-off provide for various post-transaction adjustments and the resolution of outstanding matters, which are expected to be carried out by the parties by the end of 2005.

Following the spin-off, the Company settled amounts due from Novelis and used the net proceeds of $2.6 billion to settle third party debt, and to cover a preliminary payment of $100 made by the Company to Novelis in accordance with a separation agreement between the parties.

5.          LONG-TERM DEBT

On May 31, 2005, the Company issued $500 of 5.00% Notes due in 2015 and $300 of 5.75% Notes due in 2035.  The net proceeds of these offerings were used to repay outstanding commercial paper debt.

6.         SUBSEQUENT EVENTS

On October 3, 2005, the Company announced that it had entered into preliminary discussions with a Valais-based consortium lead by Albert Bass over the potential sale of the Steg, Switzerland aluminum smelter.  Subject to the successful completion of the preliminary discussions, a definitive timeframe for the sale will be determined.

On October 7, 2005, the Company announced that it had received an offer from Praxair Inc. for the sale of its high-purity activity at the Mercus processing mill in France (refer to note 2 - Sales of Businesses and Restructuring Activities).  The transaction should be completed in the first quarter of 2006.

On October 13, 2005, the Company announced that it had begun discussions with its local stakeholders over a project regarding the definitive and progressive closure process of its Lannemezan, France, aluminum smelter.  The closure process is expected to begin by June 2006 and would be completed during the course of 2008, depending on economic and operational conditions.

Following the end of the third quarter, a decision was taken to close the Company's copper trading business during the fourth quarter of 2005.

Montreal, Canada

8 November 2005